Exhibit 99.1

Avalo Therapeutics Reports Third Quarter 2025 Financial Results and Recent Business Updates

•Completed enrollment in Phase 2 LOTUS trial of AVTX-009 for the treatment of hidradenitis suppurativa; topline data expected mid-2026
•Appointed Kevin Lind to Board of Directors
•Expanded leadership team with key appointments in business development and human resources
•Cash and short-term investments of approximately $112 million as of September 30, 2025 expected to provide runway into 2028

WAYNE, PA, November 6, 2025 — Avalo Therapeutics, Inc. (Nasdaq: AVTX), a clinical stage biotechnology company fully dedicated to developing IL-1β-based treatments for immune-mediated inflammatory diseases, today announced business updates and financial results for the third quarter of 2025.

“Now that enrollment is complete, we’re fully focused on completing the LOTUS trial, preparing for the data readout in mid-2026, and progressing our Phase 3 planning,” said Dr. Garry Neil, Chief Executive Officer. “This marks an important transition for Avalo as we turn our focus from enrollment to completion of the trial, guided by strong conviction in AVTX-009’s high-affinity inhibition of IL-1β and its potential to deliver meaningful benefit for people living with hidradenitis suppurativa.”

Recent Corporate Highlights and Upcoming Anticipated Milestones:

•Announced completion of enrollment of the Phase 2 LOTUS trial. The global trial includes approximately 250 adults with moderate to severe hidradenitis suppurativa to evaluate the efficacy and safety of subcutaneous bi-weekly and monthly dosing regimens compared to placebo.
◦Topline data expected in mid-2026.
•Appointed Kevin Lind to the Board of Directors. Mr. Lind brings extensive leadership experience spanning financial and corporate strategy as well as business development execution at development-stage biotech companies.
•Expanded leadership team with the appointment of Taylor Boyd as Chief Business Officer and Ashley Ivanowicz as Senior Vice President, Human Resources.

Third Quarter 2025 Financial Update:

•Cash, cash equivalents and short-term investments were $111.6 million as of September 30, 2025. Net cash used in operating activities was $37.2 million for the nine months ended September 30, 2025. The Company’s current cash, cash equivalents and short-term investments are expected to fund operations into 2028.

•Research and development expenses were $13.6 million for the third quarter of 2025, an increase of $4.1 million from the third quarter of 2024, driven by costs related to and supporting the Phase 2 LOTUS trial.

•General and administrative expenses were $5.6 million for the third quarter of 2025, an increase of $1.3 million from the third quarter of 2024, primarily driven by stock-based compensation expense.

•Net loss was $30.6 million for the third quarter of 2025, as compared to net income of $23.0 million for the third quarter of 2024. The difference was driven by a $47.3 million change in other expenses from the prior period primarily related to the warrants issued in the March 2024 private placement, all of which were fully exercised in 2024. Additionally, research and development expenses increased $4.1 million, as discussed above. Basic and diluted net loss per share was $2.19 for the third quarter of 2025 compared to basic net income per share of $0.98 for the third quarter of 2024, based on 14,000,451 weighted average common shares outstanding and 5,546,257 weighted average basic common shares outstanding, respectively. Diluted net loss per share for the third quarter of 2024 was $2.83, based on 10,784,037 weighted average diluted common shares outstanding.

Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30, 2025	December 31, 2024
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,963	$134,546
Short-term investments	84,654	—
Prepaid expenses and other current assets	2,139	4,325
Restricted cash, current portion	90	19
Total current assets	113,846	138,890
Property and equipment, net	542	1,209
Goodwill	10,502	10,502
Restricted cash, net of current portion	210	131
Total assets	$125,100	$150,732
Liabilities, mezzanine equity and stockholders’ equity
Current liabilities:
Accounts payable	$474	$283
Accrued expenses and other current liabilities	7,498	6,317
Derivative liability, current	—	360
Total current liabilities	7,972	6,960
Royalty obligation	2,000	2,000
Deferred tax liability, net	304	270
Derivative liability, non-current	23,160	8,120
Other long-term liabilities	117	350
Total liabilities	33,553	17,700
Mezzanine equity:
Series D Preferred Stock—$0.001 par value; 1 share of Series D Preferred Stock authorized at September 30, 2025 and December 31, 2024; 1 share of Series D Preferred Stock issued and outstanding at September 30, 2025 and December 31, 2024	—	—
Series E Preferred Stock—$0.001 par value; 1 share of Series E Preferred Stock authorized at September 30, 2025 and December 31, 2024; 1 share of Series E Preferred Stock issued and outstanding at September 30, 2025 and December 31, 2024	—	—
Stockholders’ equity:
Common stock—$0.001 par value; 200,000,000 shares authorized at September 30, 2025 and December 31, 2024; 17,827,635 and 10,471,934 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	18	10
Series C Preferred Stock—$0.001 par value; 34,326 shares of Series C Preferred Stock authorized at September 30, 2025 and December 31, 2024; 19,364 and 24,896 shares of Series C Preferred Stock issued and outstanding at September 30, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	526,290	503,285
Accumulated other comprehensive income	41	—
Accumulated deficit	(434,802)	(370,263)
Total stockholders’ equity	91,547	133,032
Total liabilities, mezzanine equity and stockholders’ equity	$125,100	$150,732

The consolidated balance sheets as of September 30, 2025 and December 31, 2024 have been derived from the reviewed and audited financial statements, respectively, but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues:
Product revenue, net	$—	$249	$—	$249
Total revenues, net	—	249	—	249

Operating expenses:
Cost of product sales	$—	$(714)	$—	$(453)
Research and development	13,621	9,538	36,817	16,254
General and administrative	5,577	4,286	16,366	12,008
Acquired in-process research and development	—	—	—	27,641
Total operating expenses	19,198	13,110	53,183	55,450
Loss from operations	(19,198)	(12,861)	(53,183)	(55,201)
Other (expense) income:
Change in fair value of derivative liability	(12,530)	(1,100)	(14,680)	(6,260)
Interest income, net	1,117	964	3,367	2,101
Excess of initial warrant fair value over private placement proceeds	—	—	—	(79,276)
Change in fair value of warrant liability	—	36,025	—	148,071
Private placement transaction costs	—	—	—	(9,220)
Other expense, net	(3)	(5)	(8)	(5)
Total other (expense) income, net	(11,416)	35,884	(11,321)	55,411
(Loss) income before taxes	(30,614)	23,023	(64,504)	210
Income tax expense (benefit)	11	(14)	35	—
Net (loss) income	$(30,625)	$23,037	$(64,539)	$210

Net (loss) income per share of common stock - basic	$(2.19)	$0.98	$(5.47)	$0.01
Net loss per share of common stock - diluted	$(2.19)	$(2.83)	$(5.47)	$(22.63)
Weighted average common shares outstanding - basic	14,000,451	5,546,257	11,795,810	2,491,114
Weighted average common shares outstanding - diluted	14,000,451	10,784,037	11,795,810	6,540,963

The unaudited consolidated statements of operations for the three and nine months ended September 30, 2025 and 2024 have been derived from the reviewed financial statements, but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

About Avalo Therapeutics

Avalo Therapeutics is a clinical stage biotechnology company fully dedicated to developing IL-1β-based treatments for immune-mediated inflammatory diseases. Our lead asset, AVTX-009, is in a Phase 2 clinical trial for hidradenitis suppurativa (HS). We’re also exploring additional opportunities to make an impact in prevalent indications that have significant remaining unmet needs. For more information about Avalo, please visit www.avalotx.com.

About AVTX-009

AVTX-009 is a humanized monoclonal antibody (IgG4) that binds to interleukin-1β (IL-1β) with high affinity and neutralizes its activity. IL-1β is a pro-inflammatory cytokine that plays a central role in the pathogenesis of a wide range of human diseases.1 It activates immune cells that generate proinflammatory cytokines, including IL-6, TNF-α, and IL-17. Dysregulated IL-1β signaling is a major driver of inflammation, contributing to the progression of autoimmune disorders. IL-1β inhibition has proven effective in multiple immune-mediated inflammatory diseases.1-3

About the LOTUS Trial

The LOTUS trial is a randomized, double-blind, placebo-controlled, parallel-group Phase 2 trial with two AVTX-009 dose regimens to evaluate the efficacy, safety and tolerability of AVTX-009 in approximately 250 adults with moderate to severe hidradenitis suppurativa. Subjects were randomized (1:1:1) to receive either one of two dosing regimens of AVTX-009 or placebo during a 16-week treatment phase. The primary efficacy endpoint is the proportion of subjects achieving Hidradenitis Suppurativa Clinical Response (HiSCR75) at Week 16. Secondary objectives include but are not limited to: the proportion of patients achieving HiSCR50 and HiSCR90 as well as change from baseline in: International HS Severity Score System (IHS4), draining fistula count, abscess and inflammatory nodule (AN) count, and patients achieving at least a 30% reduction on a numerical rating scale in Patient's Global Assessment of Skin Pain (PGA Skin Pain). For additional information this trial (NCT06603077), please visit www.clinicaltrials.gov or www.lotustrial.com.

About Hidradenitis Suppurativa

Hidradenitis suppurativa (HS) is a chronic, progressive, often debilitating inflammatory skin disease that causes painful nodules, abscesses, and tunnels to form under the skin.4-6,8 Areas commonly affected by HS include the nape of the neck, breasts, chest, armpits, abdomen, buttocks and anus, groin and genitals, and inner thighs.7 If not adequately and promptly treated, the chronic inflammation characteristic of HS may progress to tissue destruction and permanent scarring.4-6,9 HS typically first presents in late adolescence or early adulthood and is estimated to affect 0.7–1.2% of the U.S. population, though some sources suggest the prevalence may be as high as 2–4%.10,11,12

References:1Dinarello CA. Immunol Rev. 2018;281(1):8-27. 2Kany S et al. Int J Mol Sci. 2019;20(23):6008. 3Kimball AB et al. Presented at: American Academy of Dermatology; March 8-12, 2024; San Diego, CA. 4Diaz MJ, et al. Curr Iss Mol Bio. 2023;45:4400-4415. 5Agnese ER, et al. Cureus. 2023;15(11):e49390. 6de Oliveira ASLE, et al. Biomolecules. 2022;12(10):1371. 7Ingram JR, et al. J Eur Acad Dermatol Venereol. 2022;36(9):1597-160. 8Sabat R, et al. The Lancet. 2025;405(10476):P420-438. 9Jemec GB. Clinicalpractice. Hidradenitis suppurativa. N Engl J Med. 2012;366(2):158–164. 10Garg A, Kirby JS, Lavian J, Lin G, Strunk A. Sex- and Age-Adjusted Population Analysis of Prevalence Estimates for Hidradenitis Suppurativa in the United States. JAMA Dermatol. 2017;153(8):760–764. doi:10.1001/jamadermatol.2017.0201. 11Ingram, John R.British Journal of Dermatology. doi:10.1111/bjd.19435. 12Nguyen TV, et al. J Eur Acad Dermatol Venereol. 2021;35(1):50-61.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Avalo’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Avalo’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “might,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as: drug development costs, timing of trials and trial results and other risks, including reliance on investigators and enrollment of patients in clinical trials;

reliance on key personnel; regulatory risks; general economic and market risks and uncertainties, including those caused by the war in Ukraine and the Middle East; and those other risks detailed in Avalo’s filings with the Securities and Exchange Commission, available at www.sec.gov. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Avalo expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Avalo’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For media and investor inquiries

Christopher Sullivan, CFO
Avalo Therapeutics, Inc.
ir@avalotx.com
410-803-6793

Meru Advisors
Lauren Glaser
lglaser@meruadvisors.com